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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of July 21, 1995, is by and among SDN Bancorp, a California corporation ("Bancorp"), San Dieguito National Bank, a national banking association organized under the laws of the United States of America and a wholly-owned subsidiary of Bancorp (the "Bank"), and Dartmouth Capital Group, L.P., a Delaware limited partnership (the "Partnership"). Bancorp and the Bank are sometimes collectively referred to as the "Company". The Bank joins in this Agreement solely for the purpose of making certain representations and warranties set forth in Article V and elsewhere in this Agreement and binding itself to perform or abide by certain covenants contained in Articles VII and XI and elsewhere in this Agreement, it being understood and agreed that this Agreement and the Expenses incurred herewith are necessary to the recapitalization of the Bank.

         WHEREAS, the Partnership, on behalf of itself and its permitted designees hereunder (collectively, the "Purchasers"), desires to purchase certain shares (the "Shares") of Bancorp's common stock for the consideration provided herein;

         WHEREAS, the Partnership has conditioned its willingness and obligation to purchase the Shares on Bancorp and the Bank taking certain actions, and refraining from certain other actions, prior to the closing of the purchase of the Shares, each as provided herein; and

         WHEREAS, the Board of Directors of Bancorp deems it desirable and in the best interests of Bancorp's shareholders for Bancorp to issue and sell the Shares to the Purchasers for the consideration and on the other terms provided herein, including by taking the actions required hereunder and by refraining from the other actions prohibited hereunder;

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, Bancorp, the Bank and the Partnership agree as follows:

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                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 DEFINITIONS. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Section 1.1:

         "AGREEMENT" means this Stock Purchase Agreement including all Schedules and Exhibits hereto, as the same may be hereafter amended.

         "BANCORP" means either or both of Bancorp-CA and Bancorp-DE, as the context requires.

         "BANCORP-CA" means SDN Bancorp, a California corporation, and excludes Bancorp-DE.

         "BANCORP-DE" means SDN Bancorp, a Delaware corporation, and excludes Bancorp-CA.

         "BANCORP FINANCIAL STATEMENTS" means (a) the audited consolidated financial statements of Bancorp, including the notes thereto and the related opinions thereon, included in the Bancorp SEC Documents, and (b) the unaudited consolidated interim financial statements of Bancorp, including the notes thereto, included in the Bancorp SEC Documents.

         "BANCORP INVESTORS' AGREEMENT" shall have the meaning given that term in Section 5.5.

         "BANCORP SEC DOCUMENTS" mean all reports, schedules, registration statements and definitive proxy statements filed by Bancorp with the SEC since January 1, 1992, as such documents have been amended since the time of their filing.

         "BANK REGULATORS" means Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         "BHC ACT" means the Bank Holding Company Act of 1956, as amended.

         "BOARD OF DIRECTORS" means, except where another entity is expressly referenced, the Board of Directors of Bancorp, as elected and qualified from time to time.


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         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday or
Friday that banks in San Diego, California are not required or permitted by Law to be closed.

         "CLASSIFIED ASSET" means (a) any loan or lease asset that is classified on the books and records of the Company as "Substandard", "Doubtful" or "Loss", and (b) any property classified on the books and records of the Company as OREO.

         "CLOSING" means the closing of the Transactions, to be held on the Closing Date at a location fixed pursuant to Section 9.1.

         "CLOSING DATE" shall mean the date as of which the Closing of the Transactions occurs, as may be fixed pursuant to Section 9.1.

         "COMMON STOCK" means the common stock of Bancorp, as of the date hereof having no par value but to have par value of $.01 per share following the Merger.

         "COMPANY BENEFIT PLAN" means any employee benefit plan (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the Company.

         "COMPANY CLOSING DOCUMENTS" shall have the meaning given that term in
Section 9.3.

         "COMPANY GOVERNMENTAL APPROVALS" shall have the meaning given that term in Section 5.7.

         "COMPANY PERMITS" shall have the meaning given that term in Section
5.14.

         "CONFIDENTIAL INFORMATION" means information that is confidential, proprietary or otherwise not available to the public; provided, however, that Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of Section
7.3 hereof, (ii) information that the receiving party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other party hereto, (iii) information that the receiving party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving party on a non-confidential basis from another source if the source was not known to or not reasonably believed by the receiving party to be subject to any prohibition against disclosing such information.



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         "CRITICIZED ASSET" means any Classified Asset and any other loan or lease asset of the Bank classified as "Other Loans Especially Mentioned", "Special Mention", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" or by words of similar import.

         "DEBENTURES" means the subordinated convertible debentures issued and sold by Bancorp under that certain Indenture dated as of May 30, 1986 and remaining outstanding and unconverted as of the date hereof, except where otherwise indicated including all interest thereon accrued and unpaid as of the Closing Date.

         "DEBENTURE OPTION AGREEMENT" shall have the meaning given that term in
Section 5.5.

         "DISCLOSURE MATERIALS" means this Agreement (including the Schedules, Exhibits and any other attachments hereto), Bancorp's Form 10-KSB filed with the SEC for the period ended December 31, 1994, and Bancorp's Form 10-QSB filed with the SEC for the period ended March 31, 1995, including in each of the latter two cases the Bancorp Financial Statements included therein.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGENT" means the transfer agent retained by Bancorp from time to time with regard to the Common Stock, or such other Person as Bancorp and the Partnership may hereafter name by mutual written agreement.

         "ESCROWED SHARES" means the shares of Common Stock placed in Escrow with the Escrow Agent for possible future distribution to holders of the Series A Stock Rights, as more particularly described in Section 4.3.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXPENSES" means all legal, accounting and other fees and expenses incurred by the applicable party in connection with the Transactions, including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses.

         "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve the Federal Reserve System and/or the Federal Reserve Bank of San Francisco, as applicable.


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         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied by the Company.

         "GOVERNMENTAL APPROVALS" means all of the Company Governmental Approvals, all of the Partnership Governmental Approvals, and any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity required in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

         "GOVERNMENTAL ENTITY" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

         "HAZARDOUS MATERIAL" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

         "INDENTURE" means the Indenture, dated as of May 30, 1986 and executed by Bancorp, pursuant to which the Debentures were issued.

         "I.R.C." means the Internal Revenue Code of 1986, as amended

         "IRS" means the United States Internal Revenue Service.

         "LAW" means any statute, law, ordinance, rule or regulation of any Governmental Entity that is applicable to the referenced Person.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of such Person (including such an effect caused indirectly through any of its Subsidiaries), or the ability of such Person to consummate the Transactions on the terms hereof; provided, however, that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, RAP, or a change with respect to, or effect on, such Person resulting from any other matter affecting financial institutions or their holding companies generally.


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         "MERGER" means the merger of Bancorp-CA into a Bancorp-DE as more particularly described in Section 3.1.

         "MOST RECENT FINANCIAL STATEMENTS" means Bancorp's unaudited consolidated balance sheet at March 31, 1995 and the related statements of income, stockholders' equity and cash flow for the three months ended March 31, 1995, each as included in Bancorp's Form 10-QSB filed with the SEC for the period ended March 31, 1995.

         "OCC" means the Office of the Comptroller of the Currency.

         "OREO" means real property (i) acquired by the Bank, in the ordinary course of the Bank's banking business, through purchase at a foreclosure sale conducted on a lien in favor of the Bank (or a comparable sale by a trustee under a deed of trust) or by acceptance of a deed in lieu of foreclosure or (ii) any asset of the Bank classified as "in-substance foreclosure" on the books and records of the Bank.

         "PARTNERSHIP CLOSING CERTIFICATE" shall have the meaning given that term in Section 9.4.

         "PARTNERSHIP GOVERNMENTAL APPROVALS" shall have the meaning given that term in Section 6.4.

         "PER-SHARE PURCHASE PRICE" means the quotient of the Purchase Price divided by the number of Shares purchased pursuant to Section 2.1.

         "PERSON" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

         "PREFERRED STOCK" means the preferred stock of Bancorp, no par value, the terms of which may be (but have not been) fixed by the Board of Directors pursuant to Bancorp's Articles of Incorporation.

         "PRIMARY STOCK RIGHT" shall have the meaning given that term in Section 4.3.

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         "PROCEEDS" means the gross proceeds received by Bancorp from the sale of the Shares to the Purchasers.

         "PROXY STATEMENT" means the proxy statement by which Bancorp will solicit proxies from its stockholders for the approval of the Transactions, including any amendment or supplement thereto.

         "PURCHASE PRICE" means the aggregate purchase price for the Shares, calculated in accordance with Section 2.2.

         "QUALIFYING STRATEGIC TRANSACTION PROPOSAL" shall have the meaning given that term in Section 7.1.2.

         "RAP" means Regulatory Accounting Principles, as interpreted by the OCC.

         "RECOMMENDATION OF APPROVAL" means an unqualified recommendation by the Board of Directors to the shareholders of Bancorp that such shareholders approve each facet of, or matter prerequisite to or otherwise relating to, the Transactions that, pursuant to Law or Bancorp's corporate charter or By-laws, must be approved by Bancorp's shareholders.

         "REGULATORY AGREEMENT" means any formal or informal regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, commitment letter or similar undertaking to, any extraordinary supervisory letter from, or any board of directors resolutions adopted at the request of, any Bank Regulator, excepting only board of directors' resolutions adopted pursuant to and as a condition of any Regulatory Agreement Termination.

         "REGULATORY AGREEMENT TERMINATION" shall have the meaning given that term in Section 5.9.2.

         "REPRESENTATIVES" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

         "RESIDUAL STOCK RIGHT" shall have the meaning given that term in
Section 4.3.

         "SEC" means the Securities and Exchange Commission.


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         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SENIOR DEBT" shall mean the existing obligations of Bancorp identified on Exhibit E, without giving effect to the reductions to such obligations imposed by such Exhibit E or by the Senior Debt Adjustment.

         "SENIOR DEBT ADJUSTMENT" shall have the meaning given that term in
Section 4.1.

         "SEVERANCE AGREEMENT" means the agreement described in Section 5.19.1.

         "STOCK OPTION PLAN" means the SDN Bancorp 1982 Stock Option Plan.

         "STRATEGIC TRANSACTION" means any acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of, or a significant equity interest in, Bancorp or the Bank or any merger or other business combination involving Bancorp or the Bank or any recapitalization involving Bancorp or the Bank resulting in an extraordinary dividend or distribution to the Company's shareholders or a self-tender for or the redemption of some or all of the Common Stock.

         "STRATEGIC TRANSACTION PROPOSAL" means any proposal regarding a Strategic Transaction.

         "TAX" (including, with correlative meaning, the terms "taxes" and "taxable") means, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         "TRANSACTIONS" means all of the transactions contemplated by this Agreement, including the issuance and sale of the Shares, the distribution of the Series A Stock Rights and the Merger.

         "UNMODIFIED DEBENTURES" means all Debentures that remain outstanding as of the Closing.

         "VIOLATION" means a conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit


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under, or creation of any lien, pledge, security interest, charge or other encumbrance on assets under, the referenced Law, organic document, agreement or other instrument, in each case with or without notice or lapse of time, or both.

         1.2 RULES OF CONSTRUCTION. The following rules of construction shall apply to the interpretation of this Agreement:

                  1.2.1 Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole.

                  1.2.2 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

                  1.2.3 All references to Sections and Articles shall, unless another agreement is expressly referenced, mean the applicable sections or articles of this Agreement.

                  1.2.4 The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this agreement.

                  1.2.5 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or
Article in which they are used.

                                   ARTICLE II
                               PURCHASE OF SHARES

         2.1 PURCHASE AND SALE; NUMBER OF SHARES. At the Closing, Bancorp shall sell, transfer, convey and deliver, and the Partnership shall purchase and accept delivery of, all of the Shares for the Purchase Price specified in
Section 2.2 hereof; provided, however, that if the Partnership shall designate (consistent with Section 12.4) other Purchasers in whose names a portion of the Shares are to be issued, Bancorp shall issue such Shares in the names of such other Purchasers. The Shares will consist of that number of shares of Common Stock which, on a pro forma basis, after giving effect to the issuance of the shares of Common Stock to fund the Stock


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Right Escrow and the issuance of the Shares, will constitute ninety-four percent
(94%) of all shares of Common Stock outstanding immediately following the Closing.

         2.2 PURCHASE PRICE. The Purchase Price shall be that amount which, following (a) the payment of all Expenses (excluding the Expenses of the Partnership) and (b) the payment of all amounts required to be paid pursuant to
Section 4.1, will result in Bancorp having a pro forma ratio of tier 1 capital to actual adjusted total assets (as such terms are defined in 12 C.F.R. Section 3.2) of 6.0%, or such greater amount as the Partnership may in its discretion determine.

         2.3 RESTRICTIONS ON TRANSFER. The certificates evidencing the Shares shall bear a legend in the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred or pledged unless and until such shares are registered under such Act or evidence reasonably satisfactory to the Company is provided to the Company establishing that such registration is not required, including, if requested by the Company, an opinion of counsel reasonably satisfactory to the Company to that effect.

The foregoing legend shall be removed from the certificates representing the Shares, at the request of a holder thereof who is not an affiliate of the Company (as defined in the Securities Act), at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act.


                                   ARTICLE III
               ADDITIONAL ACTIONS OF THE COMPANY PRIOR TO CLOSING

         3.1 CHANGE OF JURISDICTION OF ORGANIZATION; REDUCTION IN NUMBER OF SHARES OUTSTANDING. Prior to the Closing, Bancorp shall take all corporate actions necessary to reincorporate the Company as a Delaware corporation by merging Bancorp-CA with and into a Bancorp-DE, which shall be a newly-formed subsidiary of Bancorp-CA formed exclusively for the purposed of such merger and which shall have conducted no other business activity of any kind. The Agreement and Plan of Merger shall be in the form of Exhibit A hereto and the Certificate of Merger shall be in the form of Exhibit B hereto. Immediately following such merger, Bancorp shall have a Certificate of Incorporation in the form of Exhibit C hereto and By-


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laws in the form attached as Exhibit D hereto. The exchange ratio utilized in such merger shall reduce the number of shares of Common Stock outstanding immediately prior to the Closing by a ratio of 1:21 (or such other ratio upon which the parties may hereafter agree in writing) relative to the number of shares that would be outstanding in the absence of such a reduction. If such exchange ratio would result in a fractional share being issued to any shareholder, (a) if such fraction is equal to or greater than one-half, then the number of shares to be issued to such shareholder shall be rounded up to the next whole number of shares without payment by such shareholder, and (b) if such fraction is less than one-half, then the number of shares to be issued to such shareholder either shall be rounded up to the next whole number of shares without payment by such shareholder or shall be rounded down to the next whole number of shares with payment to such shareholder of an amount equal to the Per-Share Purchase Price multiplied by such fraction, as the Partnership may hereafter direct.

         3.2 CANCELLATION OF CERTAIN DEBENTURES. Not later than the last Business Day prior to the Closing, Bancorp shall take all actions necessary or appropriate to effectuate the transfer of all Debentures agreed to be transferred to the Partnership pursuant to the Debenture Option Agreement and the cancellation of all Debentures agreed to be cancelled pursuant to the Bancorp Investors' Agreement and the Debt Cancellation Agreements, including giving appropriate instructions to the escrow agent thereunder to cancel such Debentures and by making appropriate notation of such cancellation on the books and records of Bancorp.

                                   ARTICLE IV
                  ADDITIONAL ACTIONS OF THE COMPANY AT CLOSING

         4.1 REPAYMENT OF SENIOR DEBT. At the Closing, Bancorp shall pay to each of its creditors identified on Exhibit E hereto, except as indicated on such Exhibit E, from the Proceeds, the amount set forth beside such creditor's name on such Exhibit E, as adjusted pursuant to this Section 4.1. Such payments shall be made by certified check or wire transfer, at Bancorp's election, in exchange for which each such creditor shall deliver to Bancorp, at the Closing, the promissory note or other instrument (if any) evidencing such Senior Debt, marked "Paid", and a written acknowledgment of full satisfaction of such Senior Debt. Each of the amounts set forth on Exhibit E other than claims of the Bank and the amounts specified thereon as "not subject to adjustment" shall be reduced according to the priorities therein specified, unless there shall be delivered to the Partnership and Bancorp, prior to the Closing, written instructions signed by all Persons named on Exhibit E (other than the Bank) specifying a different allocation of the Senior


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Debt Adjustment among their several claims. The Senior Debt Adjustment shall be an amount equal to the sum of (a) the aggregate amount of interest on the Unmodified Debentures that is accrued and unpaid through the Closing Date, plus
(b) the product of the principal amount of the Unmodified Debentures, multiplied by 0.25%, multiplied by the number of months (rounded to the nearest whole month) between the Closing and May 30, 1998, plus (c) the product of (i) the difference (not less than zero) between the face amount of the Unmodified Debentures and $304,875, multiplied by (ii) the Prime Rate (as defined in the Indenture) in effect as of the Closing Date divided by 12, multiplied by (iii) the number of months (rounded to the nearest whole month) between the Closing and May 30, 1998.

         4.2 RELEASE OF CERTAIN LIENS. As soon as practicable following the Closing Date, the Bank shall release of record the liens identified on Exhibit F, which secure the loans of the Bank to Bancorp.

         4.3 DISTRIBUTION OF STOCK RIGHTS. At the Closing, Bancorp shall deliver to the Escrow Agent one or more certificates for shares of Common Stock which, on a pro forma basis after giving effect to the issuance of such shares and the issuance of the Shares, will constitute three percent of all shares of Common Stock outstanding immediately following the Closing (the "Escrowed Shares"). The Escrowed Shares shall represent the maximum number of shares of Common Stock (subject to certain adjustments for rounding) distributable pursuant to the Series A (Primary) Stock Right in the form attached as Exhibit G hereto (a "Primary Stock Right"). As promptly as practicable following the Closing, the Escrow Agent shall deliver (a) to each Person holding shares of Common Stock as of a record date prior to the Closing (to be fixed by Bancorp), a Series A (Primary) Stock Right certificate representing such shareholder's beneficial interest, subject to the terms and conditions of the Primary Stock Right, in a pro rata portion of the Escrowed Shares, and (b) to the Partnership, a Series A (Residual) Stock Right in the form attached as Exhibit H hereto (the "Residual Stock Right"), representing the Partnership's right to receive any Escrowed Shares not distributed to the holders of the Primary Stock Rights in accordance with the terms thereof. Unless Bancorp shall elect to the contrary at any time after the Closing and give notice to the holders of the Primary Stock Rights of such election, the Primary Stock Rights shall be non-detachable and not separately tradeable from the underlying shares of Common Stock. The Escrow Agent shall thereafter hold and distribute the Escrowed Shares pursuant to an Escrow Agreement in the form of Exhibit I hereto.

         4.4 RECAPITALIZATION OF THE BANK. At the Closing, Bancorp shall contribute to the capital of the Bank such portion of the Purchase Price as will cause the Bank to have a pro forma


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ratio of tier 1 capital to actual adjusted total assets (as such terms are defined in 12 C.F.R. Section 3.2) of not less than 5.0%.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Unless a different date or dates is (are) expressly specified, Bancorp and the Bank jointly and severally make the representations and warranties set forth below as of the date of this Agreement and again as of the Closing:

         5.1 ORGANIZATION, STANDING AND POWER. As of the date hereof, Bancorp is a business corporation duly organized, validly existing and in good standing under the laws of the State of California. As of the Closing, Bancorp will be a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bancorp is a bank holding company registered under the BHC Act. The Bank is a wholly owned subsidiary of Bancorp and a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank as the same have become due. Each of Bancorp and the Bank has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which, because of the nature of its business or the ownership or leasing of its properties, a failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Company. Copies of the Articles of Incorporation and By-Laws of Bancorp and the Articles of Association and By-Laws of Bank, including all amendments thereto as of the date of this Agreement, have been delivered to the Partnership and are complete and correct. The minute books of Bancorp and the Bank accurately reflect in all material respects all corporate actions held or taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

         5.2 CAPITAL STRUCTURE.

                  5.2.1 CAPITAL STOCK OF BANCORP. As of the date hereof, the authorized capital stock of Bancorp-CA consists of 10,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. As of the date hereof, 564,145 shares of


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Common Stock are issued and outstanding, no shares of Common Stock are held by
Bancorp-CA in its treasury or by the Bank, and no shares of Preferred Stock are issued and outstanding or held by Bancorp-CA in its treasury or by the Bank. As of the date hereof, 43,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding stock options previously issued pursuant to the Stock Option Plan (all of which stock options will have been cancelled prior to the Closing), and adequate shares of Common Stock are reserved for issuance upon the conversion of the Debentures. Except as enumerated above, no shares of Common Stock or Preferred Stock are reserved for future issuance. All outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights, and the Shares will be validly issued, fully paid and nonassessable when and as issued. All of the issued and outstanding shares of Common Stock (including the Shares, when and as issued) and all of the Debentures have been offered, issued and sold by Bancorp in compliance with applicable federal and state securities laws and regulations and in compliance with any preemptive right held by any Person. There are no dividends which have accrued or been declared but are unpaid on the Common Stock excepting only, as of the Closing Date, the stock dividend of the Escrowed Shares to the Escrow Agent. Bancorp has no contractual obligation to register any shares of Common Stock under the Securities Act except as contemplated by this Agreement. The Common Stock of Bancorp is not required to be registered under Section 12 of the Exchange Act. Bancorp has delivered to the Partnership a true and correct list of all holders of Common Stock as of March 31, 1995.

         5.2.2 CAPITAL STOCK OF THE BANK. The authorized capital stock of the Bank consists of 725,000 shares of common stock, $2.50 par value, of which 632,500 shares are issued and outstanding. All issued and outstanding shares of the Bank's common stock are held, of record and beneficially, by Bancorp. No shares of the Bank's common stock are held in treasury by the Bank, and no shares are reserved for future issuance. All outstanding shares of the Bank's common stock have been validly issued and are fully paid, and are held by Bancorp free and clear of any liens, claims or other encumbrances.

         5.2.3 OTHER SECURITIES. Excepting (i) options issued under the Stock Option Plan enabling the holders thereof to purchase an aggregate of 43,000 shares of Common Stock (all of which will have been cancelled prior to or as of the Closing), and (ii) Debentures in the aggregate face amount not more than $1,219,500, the terms of which are governed solely by the Debenture instruments and by the Indenture, there are no options, warrants, calls, rights, commitments or agreements of any character to which Bancorp or the Bank is a party or by which either is bound obligating Bancorp or the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Bancorp or of the Bank or obligating Bancorp or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Bancorp or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Bancorp or the Bank. There are no bonds, debentures, notes or other instruments evidencing indebtedness of Bancorp or the Bank issued or outstanding that entitle the holders thereof to vote on any matters on which stockholders may vote.

         5.3 INTERESTS IN OTHER ENTITIES. Bancorp does not hold more than 1% of the outstanding equity securities of any corporation or other entity other than the Bank. The Bank does not hold (except as pledgee in the ordinary course of business) more than 1% of the outstanding equity securities of any corporation or other entity. Neither the Company nor the Bank is a member of any partnership, joint venture or similar entity or collectivity, or is party to any partnership agreement or joint venture agreement, however named. The Bank does not hold any "Acquisition, Development and Construction" ("ADC") loans, as that term is defined or used under GAAP.

         5.4 AUTHORITY AND RELATED MATTERS. Subject only to the approvals of the holders of Bancorp-CA's outstanding securities specified in the immediately following sentence, Bancorp-CA and the Bank (a) have all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions, and (b) have duly authorized the execution and delivery of this Agreement and the consummation of the Transactions by all necessary corporate action on the part of Bancorp and the Bank (including without limitation the unanimous approval by their respective Boards of Directors). The only vote of the holders of any class or series of Bancorp-CA's or the Bank's securities necessary to approve this Agreement or the consummation of the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon approving the Merger, and the Board of Directors has directed the officers of Bancorp-CA to submit to Bancorp's shareholders a proposal to approve the Merger at a meeting of such shareholders. Prior to the Closing, Bancorp-CA, as sole shareholder of Bancorp-DE, shall have approved the Merger by written consent in lieu of meeting, and as of the Closing Bancorp-DE shall have all requisite corporate power and authority to consummate the Transactions. No other corporate proceedings on the part of Bancorp-CA or the Bank not heretofore taken, and no other corporate proceedings on the part of Bancorp-DE not taken prior to the Closing, are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Bancorp-CA and the Bank and (assuming due authorization, execution and delivery by the Partnership) constitutes the valid and binding obligations of Bancorp-CA and the Bank, and as of the Closing shall constitute the valid and binding obligation of Bancorp-DE, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization, moratorium or otherwise affecting creditors' rights generally, the provisions of 12 U.S.C. Section 1818(b)(6)(D), and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

         5.5 AGREEMENTS WITH CERTAIN PERSONS REGARDING TRANSACTION. As of the date hereof, each of the Persons (excepting the Partnership and Bancorp) listed as a signatory on Exhibit J has executed and delivered to Bancorp, and Bancorp has executed and delivered to the Partnership, a valid and binding agreement in the form of Exhibit J (the "Bancorp Investors' Agreement"), whereby each such Person has irrevocably agreed, (a) to vote all of his or her shares of Common Stock listed thereon (if any) in favor of the Merger and in favor of any other facet of the Transactions requiring the approval of Bancorp's shareholders, (b) to cancel and forgive each of his or her Debentures listed thereon (including unpaid interest on such Debentures and including Debentures to be acquired in the future as referenced therein) without payment, and (c) to the extent he or she is the payee of any of the Senior Debt, to accept the payment provided under
Section 4.1 in full satisfaction of such Senior Debt, all as more specifically set forth in the Bancorp Investors' Agreement. As of the date hereof, Persons who hold Debentures with an aggregate face amount of not less than $127,085 (none of which Debentures is a "Covered Debenture" under the Bancorp Investors' Agreement) have executed and delivered to Bancorp (which has subsequently delivered to the Partnership) valid and binding agreements in the form of Exhibit K (each a "Debenture Option Agreement") whereby each such Person has granted to the Partnership an option to purchase his or her Debentures referenced therein (including unpaid interest on such Debentures) at the price stated therein. The Debentures agreed to be cancelled pursuant to the Bancorp Investors' Agreement and the Debentures with regard to which options have been granted to the Partnership pursuant to the Debenture Option Agreements constitute in the aggregate not less than 55% (by face amount) of all outstanding Debentures.

         5.6 CONFLICTS. The execution and delivery of this Agreement , and the consummation of the Transactions will not, result in any Violation of any provision of the corporate charter or By-laws of either Bancorp-CA or the Bank. The consummation of the Transactions will not result in any Violation of any provision of the corporate charter or By-laws of Bancorp-DE. Subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among the Governmental Approvals or disclosed on Schedule 5.6, the execution and delivery of this Agreement and the consummation of the Transactions will not result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to the Company or its properties or assets which Violation could reasonably be expected to have a Material Adverse Effect on the Company. As of the Closing, (a) Bancorp-DE shall have taken appropriate action such that the provisions of Section 203 of the Delaware General Corporation Law will not apply to this Agreement or any of the Transactions (assuming that (i) no Purchaser is an "affiliate" or "associate" of Bancorp-DE, as those terms are defined in such Law, and (ii) no Purchaser and no affiliate or associate of any Purchaser beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Bancorp-DE), and (b) there shall exist no other so-called "take-over" law applicable to this Agreement or the Transactions.

         5.7 CONSENTS. Except as disclosed on Schedule 5.7 (the "Company Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the Company's execution and delivery of this Agreement or the Company's consummation of the Transactions, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on the Company or materially interfere with the Company's ability to consummate the Transactions.

         5.8 SEC DOCUMENTS AND FINANCIAL STATEMENTS.

                  5.8.1 Bancorp has provided to the Partnership a true and complete copy of each Bancorp SEC Document (excluding filings on Forms 10-Q, 10-QSB, 8-K or 8-KSB, as applicable, prior to January 1, 1994), which (together with such excluded Forms 10-Q, 10-QSB, 8-K and 8-KSB) are all the documents, other than preliminary material, that Bancorp was required to file with the SEC since December 31, 1991. As of their respective dates, the Bancorp SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such the Bancorp SEC Documents, and none of the Bancorp SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  5.8.2 The Bancorp Financial Statements comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or 10-

QSB of the SEC) and fairly present the consolidated financial position of Bancorp and the Bank as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Bancorp SEC Documents have been so filed.

                  5.8.3 Bancorp has delivered to the Partnership a copy of the Company's Most Recent Financial Statements. The Most Recent Financial Statements are complete and correct in all material respects and have been prepared from the books and records of the Company. The Most Recent Financial Statements present fairly the financial condition of the Company and its results of operations as at and for the respective periods then ended. The Most Recent Financial Statements have been prepared in accordance with GAAP, excepting only by the absence of footnotes and other presentation items and subject to normal year-end adjustments. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP.

         5.9      REGULATORY FILINGS AND AGREEMENTS.

                  5.9.1 Except as disclosed on Schedule 5.9, each of Bancorp and the Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with any Bank Regulator, and all other material reports and statements required to be filed by it since December 31, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve, the OCC or the FDIC, and have paid all fees and assessments due and payable in connection therewith the nonpayment of which could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed on Schedule 5.9, no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of the Company, has threatened to initiate any proceeding or investigation, into the business or operations of the Company since December 31, 1992. Except as disclosed on Schedule 5.9, neither Bancorp nor the Bank is a party to or subject to any Regulatory Agreement with or from any Bank Regulator that restricts the conduct of Bancorp's or the Bank's business, or in any manner relates to either of their capital adequacy, credit policies, loan origination practices or management, nor to the best knowledge of Bancorp or the Bank, is any Bank Regulator contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on Schedule 5.9, there is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examinations of the Company.

                  5.9.2 TERMINATION OF REGULATORY AGREEMENTS. As of the date hereof, each Bank Regulator that has entered into or issued any Regulatory Agreement with regard to Bancorp or the Bank (including the Regulatory Agreement with the OCC and the Memorandum of Understanding with the Federal Reserve) has agreed in writing, or given other indications regarding its agreement that the Partnership has indicated in writing to Bancorp are reasonably satisfactory to the Partnership, to terminate such Regulatory Agreement effective immediately upon the Closing (such latter agreements being called "Regulatory Agreement Terminations"). As of the date hereof, a copy of each written Regulatory Agreement Termination and a true and correct written summary of each oral Regulatory Agreement Termination have been delivered to the Partnership. As of the date hereof, each Regulatory Agreement Termination remains unmodified and is in full force and effect, and to the Company's best knowledge, no Bank Regulator that has issued or is a party to any such Regulatory Agreement Termination is contemplating any modification or recision of such Regulatory Agreement Termination.

         5.10 UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Most Recent Financial Statements or on Schedule 5.10, the Company does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to the transactions entered into or any state of facts existing on or before the date of the Most Recent Financial Statements and which would be required under GAAP to be shown in such balance sheet or referenced in notes thereto if such notes existed, other than (a) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the Most Recent Financial Statements, all of which are set forth on Schedule 5.10 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and (b) those incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Financial Statements.

         5.11 CRITICIZED ASSETS, RESERVES AND CERTAIN OTHER ASSETS. As of the date hereof, the only assets of the Company that are (a) Criticized Assets on the Company's books and records, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Criticized Assets, are those listed on Schedule 5.11-a hereto (which schedule sets forth the identity of the borrower, the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). The only assets of the Company that will be (a) Criticized Assets on the Company's books and records or (b) over 90 days delinquent in payment of principal or interest as of the Closing will be those listed on Updated Schedule 5.11-a hereto, which updated schedule will have been delivered to the Partnership not less than three business days prior to the Closing Date. The loan and other asset classification procedures utilized by the Bank are in accordance with RAP and prudent banking practice, and are consistently applied. As of March 31, 1995, the Bank's specific allowance for loan losses with regard to Classified Assets (carried within the Bank's general allowance) was $261,000. Schedule 5.11-b hereto sets forth all loans of the Company to any director, executive officer or ten percent stockholder of Bancorp, or to the best knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

         5.12 INVESTMENT SECURITIES; DERIVATIVES. Schedule 5.12 describes all of the investment securities, mortgage backed securities and securities held for sale of the Company as of the date hereof, including descriptions of such securities, the book and market values, CUSIP numbers, pool face values, coupon rates, market values, book yields, durations, weighted average life and weighted average coupons, in each case as of May 31, 1995 (or as of the date of acquisition, if later acquired). Since December 31, 1993, the Company has not engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments except as agent on the order and for the account of others.

         5.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
Schedule 5.13, since December 31, 1994, there has been no material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise) prospects, operations, liquidity, income or condition (financial or otherwise) of Bancorp or the Bank (other than as a result of changes in banking laws or regulations of general applicability or interpretation thereof). Except as disclosed on Schedule 5.13, since December 31, 1994, the Company (a) has carried on its business in the ordinary and usual course consistent with its past practices, and (b) has not increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law.

         5.14 COMPLIANCE WITH APPLICABLE LAWS. The business of the Company is not being conducted in violation of any Law, and either Bancorp or the Bank holds all required permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities as to which the failure to hold the same could reasonably be expected to have a Material Adverse Effect on the

Company (the "Company Permits"). Bancorp and the Bank are in compliance with the terms of each of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed on Schedule 5.9, no investigation by any Governmental Entity with respect to the Company is pending or, to the Company's best knowledge, contemplated.

         5.15 LITIGATION AND OTHER DISPUTES. Except as disclosed on Schedule 5.15, there is no suit, action, or proceeding pending or, to the best knowledge of Bancorp or the Bank, threatened, against or affecting the Company or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bancorp or the Bank the obligations under which have not heretofore been fully performed. Except as disclosed on Schedule 5.15, since December 31, 1992, the Company has not been a defendant, either directly or as defendant-in-counter-claim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against the Company.

         5.16 ADMINISTRATION OF FIDUCIARY ACCOUNTS. The Company has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on the Company, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         5.17 TAXES. Bancorp and the Bank have filed, either individually or on a consolidated basis, as appropriate, all tax returns required to be filed by Bancorp and the Bank, and the Company has paid or has set up an adequate reserve for the payment of all Taxes required to be paid as shown on such returns, and the Most Recent Financial Statements reflect an adequate reserve for all Taxes payable by Bancorp and the Bank accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against Bancorp or the Bank that are not adequately reserved for. The Federal income tax returns of Bancorp (consolidated with the Bank) have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1991. The Federal income tax returns of Bancorp (consolidated with the Bank) for the years 1992 through 1994 are currently open to IRS examination, but no audit is pending for any of such years and, to the Company's best knowledge, no challenge or deficiency is contemplated by the IRS with regard to any of such years. The Company has not (a) filed any consent to the application of Section 341(f) of the I.R.C., (b) filed any election under Section 338(g) or 338(h)(10) of the I.R.C. or caused or permitted any deemed election under Section 338(e) of the I.R.C., (c) applied for any revenue ruling, private letter ruling or other ruling relating to Taxes, (d) entered into any closing agreement with any Governmental Entity relating to Taxes, or (e) been, at any time, a member of any affiliated group filing any consolidated tax return other than the affiliated group consisting of Bancorp and the Bank.

         5.18 CERTAIN AGREEMENTS. Except as disclosed on Schedule 5.18, neither Bancorp nor the Bank is party to (nor are any of their respective assets bound by) any oral or written contract, lease or other agreement of any name or nature in effect as of the date hereof or as of the Closing (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the SEC (assuming that Bancorp or the Bank, as applicable, were a reporting company under the Exchange Act, whether or not it is so registered), (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Transactions (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which will be calculated on the basis of the Transactions or any portion or aspect thereof, (c) relating to employment, salary continuation, severance, consulting (including data processing, software programming and licensing contracts), collective bargaining or otherwise relating to the provision of personal services or payment therefor, (d) which, upon the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from the Purchasers, Bancorp or the Bank to any officer or employee thereof, (e) relating to non-competition or secrecy, (f) which materially restricts the conduct of any line of business by Bancorp or the Bank, or (g) entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company is entitled to receive financial assistance or indemnification from any Governmental Entity. The Company has previously delivered to the Partnership true and correct copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party. The Company in not in Violation of any contract, lease or other agreement described by any of the foregoing clauses
(a) through (f), and to its best knowledge, no other party to any such contract, lease or other agreement has committed any Violation of the same.

         5.19     EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                  5.19.1 Bancorp, the Bank and Paul E. Schedler each have executed and delivered an agreement in the form of Exhibit L (the "Severance Agreement"), which Severance Agreement is valid and binding on each of the foregoing parties. As of the Closing, the Bank shall have reversed all accruals on its books made pursuant to or otherwise relating to prior employment-related and severance-related agreements with Mr. Schedler in excess of the amounts to which Mr. Schedler may become entitled pursuant to the Severance Agreement. Except as provided in the Severance Agreement, no employee of the Company or consultant retained by the Company shall have the right to receive from the Company or the Purchasers any severance payment or other payment in the nature thereof in the event his or her employment is terminated by the Company after the Closing Date, whether such right arises as a matter of contract, past policy or understanding, by operation of law, or otherwise.

                  5.19.2 With respect to each Company Benefit Plan, Bancorp has made available to the Partnership a true and correct copy of (i) such Company Benefit Plan, (ii) the most recent annual report (Form 5500) filed with IRS,
(iii) each trust agreement relating to such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation in the case of Company Benefit Plans subject to Title IV of ERISA, and
(vi) the most recent determination letter issued by the IRS in the case of Company Benefit Plans qualified under Section 401(a) of the Code.

                  5.19.3 With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the best knowledge of Bancorp or the Bank, there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability that could reasonably be expected to have a Material Adverse Effect on the Company (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable Law.

                  5.19.4 There are no material disputes, employee grievances, pending or, to the best knowledge of the Company, threatened by or between any of the Company's employees and the Company. The Company has complied in all respects with all Laws relating to the employment of labor and has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceedings relating to the Company's labor relations is pending or, to the Company's best knowledge, contemplated. The Company has had no union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time. True and correct copies of all personnel policies and manuals of the Company have been provided to the Partnership.

         5.20 PROPERTIES. The Company does not hold title to or a beneficial interest in any real property other than OREO. The only real properties leased or otherwise occupied by or in the possession of the Company (excluding OREO and property occupied only as lender in possession, in each case provided that the Company is conducting no business in such property), are those properties identified on Schedule 5.20. Except for assets disposed of in the ordinary course of business consistent with past practice since the date of the Most Recent Financial Statements, the Company has good and valid title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, including all assets reflected as owned by the Company in the Most Recent Financial Statements, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease, including all assets reflected as leased by the Company in the Most Recent Financial Statements free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as (a) are reflected, reserved against or otherwise disclosed in the Most Recent Financial Statements, (b) arise out of property taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company enjoys peaceful and undisturbed possession of the applicable leased asset under all leases of real or personal property under which it is operating or to which it is a party. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by the Company or, to the best knowledge of the Company, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All items of real or personal property owned or used by the Company and material to its business have been properly maintained and, to the Company's best knowledge, are in good operating order and repair.

         5.21 ENVIRONMENTAL. The Company and all real property (including OREO) in the possession of the Company are, and at all times while in the possession of the Company such property has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for Violations that, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the Company. There has not occurred any release of Hazardous Material on, under or affecting any real property during the period of the Company's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or, to the Company's best knowledge, during any prior period. Neither the Company nor any property now or heretofore in its possession is or has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or notice before any Governmental Entity or other forum relating to alleged Violation (including by any predecessor) of any environmental Law, rule or regulation or relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company.

         5.22 INTELLECTUAL PROPERTY. Except where there could not reasonably be expected to be a Material Adverse Effect on the Company, the Company owns, or possesses valid and binding licenses and other rights to use without payment, all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses, and the Company has not received any challenge of the same by any Person or any notice of alleged conflict between the same and the rights of any other Person. The Company has, in all material respects, performed all of its obligations under, and is not in material Violation of, any contract, agreement, arrangement or commitment relating to any of the foregoing.

         5.23 BROKERS. Neither Bancorp not the Bank has employed any broker, finder or similar Person in connection with the Transactions other than Carpenter & Company or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses payable by the Company in connection with the Transactions except for the fees payable to Carpenter & Company as set forth on Schedule 5.23. The Company acknowledges that the Partnership has retained and may in the future retain Carpenter & Company from time to time in connection with other transactions.

         5.24 FAIRNESS OPINION. Bancorp has received an opinion, dated on or about the date of this Agreement, from Danielson Associates Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof the consideration to be received by the Company and the effect of the Transactions on the existing stockholders of Bancorp is fair to such stockholders from a financial point of view. Such firm is not affiliated with any director or officer of the Company or any Shareholder of Bancorp holding 1% or more of the Common Stock, and has not heretofore participated in the offering of any currently outstanding security of Bancorp.

         5.25 DISCLOSURE OF ALL MATERIAL MATTERS. No statement of fact set forth in the Disclosure Materials, taken as a whole, is false or misleading in any material respect, nor do the Disclosure Materials, taken as a whole, omit to state any material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they are made or disclosed, not misleading.


                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

         On behalf of itself and, in the case of representations and warranties made by the Purchasers, on behalf of all of the Purchasers, the Partnership makes the following representations and warranties as of the date hereof and again as of the Closing:

         6.1 ORGANIZATION, STANDING AND POWER. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Dartmouth Capital Group, Inc. is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is the sole general partner of the Partnership. The Partnership has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary.

         6.2 AUTHORITY AND RELATED MATTERS. The Partnership has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Partnership (including without limitation approval by the Board of Directors of its general partner). This Agreement has been duly executed and delivered by the Partnership and (assuming due authorization, execution and delivery by Bancorp and the Bank) constitutes the valid and binding obligation of the Partnership, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

         6.3 NO CONFLICTS. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any Violation of, under or pursuant to any provision of the Agreement of Limited Partnership of the Partnership or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 6.4, result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to the Partnership or its properties or assets which Violation could reasonably be expected to interfere materially with the Partnership's ability to consummate the Transactions.

         6.4 CONSENTS. Except as disclosed on Schedule 6.4 (the "Partnership Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the Partnership's execution and delivery of this Agreement or the Partnership's consummation of the Transactions, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on the Company or materially interfere with the Partnership's ability to consummate the Transactions.

         6.5 SECURITIES LAW MATTERS. The Partnership acknowledges that (a) the Shares are not being registered under the Securities Act, (b) a limited market, if any, is likely to exist for the Shares, and (c) whether or not such a market may hereafter exist, the Shares cannot be offered, sold, pledged or otherwise transferred within the meaning of the Securities Act without an exemption from the registration requirements of the Securities Act. The Partnership further represents and warrants that (i) each Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, (ii) each Purchaser has sufficient knowledge and experience in business and financial matters to be capable of evaluating the merits and risks of an investment in the Shares, (iii) each Purchaser is able to bear the economic risks of an investment in the Shares and that, at the present time, is able to afford a complete loss of such investment, and (iv) each Purchaser is acquiring the Shares for investment for his or her own account with no present intention of dividing his or her interest with others or of reselling or otherwise distributing the same in any transaction that would require registration under, or would be in violation of, the Securities Act or any other securities law of the United States or of any State, without prejudice, however, to a Purchaser's right to sell or otherwise dispose of Shares under an effective registration statement or pursuant to an exemption from registration under the Securities Act. The Partnership further represents and warrants that it has conducted (or, prior to the designation of any Purchaser, shall have conducted) a reasonable investigation to determine the accuracy of each of the representations contained in the immediately preceding sentence.

         6.6 ACCESS TO INFORMATION. Bancorp or its representatives have afforded the Partnership, as a Purchaser in its own right and as agent for the other Purchasers, and the Partnership's advisors, the opportunity to conduct due diligence regarding the Company, to discuss an investment in the Shares and to ask questions concerning the Shares and the Company, which questions have been answered to the satisfaction of the Partnership.

         6.7 BROKERS. Neither the Partnership nor the other Purchasers has employed any broker, finder or similar Person in connection with the Transactions or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses in connection with the Transaction.

         6.8 FINANCIAL CAPACITY. The Partnership has received valid and binding subscription agreements for investments in the Partnership, payable on or before the Closing Date, that, in the aggregate, will provide the Partnership sufficient funds to pay the Purchase Price at the Closing and otherwise perform its obligations hereunder. Each such subscription agreement has been executed by a Person that, to the Partnership's best knowledge after reasonable investigation, has the financial capacity to perform thereunder. The obligations of the Partnership hereunder are not conditioned upon its obtaining financing.


                                   ARTICLE VII

                            COVENANTS PENDING CLOSING

         7.1 DISCUSSIONS WITH THIRD PARTIES.

                  7.1.1 The Company (a) shall not, and shall instruct and cause each of its Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and, (b) except as expressly permitted by Section 7.1.2, shall not, and shall instruct and cause each of its Representatives not to, furnish any Confidential Information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any party other than the Partnership. The Company shall notify the Partnership promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, the Company or any of their Representatives, and shall disclose to the Partnership the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions thereof and such other information as the

Partnership reasonably may request; provided, however,that if the Company receives a Strategic Transaction Proposal and the foregoing disclosure of such Proposal to the Partnership would violate a confidentiality agreement by which the Company is bound, the Company (a) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (b) shall return such Strategic Transaction Proposal to the initiating party without substantive response, and (c) to the extent such disclosure has not been made under clause (a), shall notify the Partnership that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response.

                  7.1.2 Notwithstanding Section 7.1.1, following receipt of a Qualifying Strategic Transaction Proposal, neither the Company nor any of its Representatives shall be prohibited from (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to the Partnership, provided the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 7.3, (b) taking and disclosing to Bancorp's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to Bancorp's shareholders, or (c) subject to the terms of Section 11.3 and Section 11.4, terminating this Agreement. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which the Board of Directors shall have determined, after consultation with Bancorp's counsel, that the action by Bancorp contemplated under either clause (a), (b) or
(c), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the holders of the Common Stock, which determination has been made acting in good faith and on the basis of a written opinion from the Company's financial advisor to the effect that the financial terms of such Strategic Transaction Proposal are, from the Company's perspective, financially superior to the proposed Transaction.

         7.2      PROXY STATEMENT; SHAREHOLDER MEETING.

                  7.2.1 Bancorp shall use its best efforts to prepare and distribute the Proxy Statement to its shareholders not later than 20 Business Days following the date of this Agreement, and to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable thereafter for the purpose of voting upon the approval of the Merger. Except as expressly provided in Section 7.2.2, the Proxy Statement shall include a Recommendation of Approval by the Board of Directors. Bancorp shall deliver to the Partnership and afford the Partnership an opportunity to comment on drafts of the Proxy Statement prior to the distribution of the definitive Proxy Statement to shareholders. None of the information included, directly or indirectly by incorporation by reference, in the Proxy Statement will, at the date of mailing to Bancorp's stockholders or at the time of the meeting of stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Bancorp and the Bank make no representations regarding any information supplied to Bancorp by the Purchasers. Regardless of whether Bancorp is required to file the Proxy Statement with the SEC, the Proxy Statement will contain no less detail than is required by Regulation SB of the SEC. The Partnership shall cooperate in all reasonable respects with Bancorp in the preparation of the Proxy Statement, and no statement of fact relating to the Partnership or the Purchasers that is made by the Partnership in writing to Bancorp for inclusion in the Proxy Statement, and that is in fact so included, will be false or misleading in any material respect or will omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made or disclosed, not misleading.

                  7.2.2 In the event that the Company has received a Strategic Transaction Proposal and the Board of Directors has determined, in accordance with Section 7.1.2, that such Strategic Transaction Proposal constitutes a Qualifying Strategic Transaction Proposal, then the Board of Directors shall not be prohibited from failing to include a Recommendation of Approval in the Proxy Statement, from retracting or qualifying its Recommendation of Approval if previously given, or from postponing or adjourning the meeting of shareholders called for the purpose of approving the Merger.

         7.3 ACCESS. The Company shall make available to the Partnership all information regarding the Company that the Partnership reasonably may request and shall authorize all reasonable visits to the Company's premises with such staff, consultants and experts as the Partnership deems necessary or desirable. The Partnership agrees to coordinate closely all such activities with the Company's President and to conduct any such inquiries with appropriate discretion and sensitivity to the Company's relationships with its employees, customers and suppliers. Each of the Partnership and the Company acknowledges that certain of the information that it has received and that it shall hereafter receive regarding the other is Confidential Information. Each party agrees, for itself and each of its Representatives, that it shall (i) hold in confidence all Confidential Information received by it subject to the terms of this Section 7.3, (ii) disclose such Confidential Information only to those of its Representatives and, in the case of the

Partnership, its current or prospective investors, in each case having a need to know the same for purposes of evaluating, negotiating or financing the Transactions, and (iii) inform each Representative or investor to whom Confidential Information is disclosed that such information is confidential and direct such Representative or investor not to disclose the same. Each party shall remain responsible for any disclosure of Confidential Information by any of its Representatives or investors.

         7.4 COOPERATION, INCLUDING GOVERNMENTAL APPROVALS. The parties anticipate that, taken together, the Company Governmental Approvals listed on
Schedule 5.7 and the Partnership Governmental Approvals listed on Schedule 6.4 constitute all of the Governmental Approvals necessary or advisable to be obtained in connection with the execution and delivery of this Agreement or the consummation of the Transactions. The parties agree that each party will promptly advise the other if it becomes aware of any Governmental Approval not listed on such Schedules 5.7 and 6.4 that is necessary or advisable for either party to obtain in connection with this Agreement or the Transactions. The parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Governmental Approvals and all other permits, consents, approvals and authorizations of third parties which are necessary or advisable to consummate the Transactions. The parties agree that they will consult with each other with respect to the obtaining of all Governmental Approvals and all other permits, consents, approvals and authorizations of third parties necessary or advisable to consummate the Transactions and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Each party shall, upon request, furnish each other party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such party to any Governmental Entity in connection with the Transactions. Each party shall promptly advise each other party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Transactions which causes such party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed, and shall promptly advise each other party upon receiving any communication from any Bank Regulator that is party to a Regulatory Agreement Termination which causes such party to believe that there is a reasonable likelihood that such Regulatory Agreement Termination may be revoked or modified in any way.

         7.5 ADVICE OF CHANGES. Each party shall promptly advise each other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each party will promptly supplement or amend the Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII or the compliance by any party with any other provision of this Agreement.

         7.6 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of the Partnership and to report the general status of the ongoing operations of the Company. The Company will promptly notify the Partnership of any material change in the normal course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company, and will keep the Partnership fully informed of such events. The Company will keep the Partnership fully informed of the status of, and the action proposed to be taken with respect to, Classified Assets that, individually or in combination with one or more other loans to the same borrower thereunder, have an original principal amount of $100,000 or more.

         7.7 CONDUCT OF BUSINESS BY THE COMPANY. The Company shall (a) conduct its business in the usual, regular and ordinary course of business consistent with the past practice (except as required by applicable Law or as required by this Agreement), (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (c) take no action (other than actions expressly permitted pursuant to Section 7.1.1, Section 7.1.2 or Section 7.2.2) which would adversely affect or delay the ability of the Company, the Partnership or any Purchaser to obtain any of the Governmental Approvals or to perform its covenants and agreements under this Agreement.

         7.8 INTERIM AND ANNUAL FINANCIAL STATEMENTS. Between the date hereof and the earlier of the Closing or the termination of this Agreement, Bancorp will deliver to the Partnership (a) as soon as reasonably available, but in no event more than 5 Business Days after the end of each calendar month, a set of internal financial statements for the month then ended as delivered to management of Bancorp, (b) as soon as reasonably available, but in no event more than 45 calendar days after the end of each fiscal quarter, Bancorp's Quarterly Report on Form 10-QSB as filed with the SEC under the Exchange Act, and (c) as soon as reasonably available, but in no event later than March 31, 1996, Bancorp's Annual Report on Form 10-KSB as filed with the SEC under the Exchange Act.

         7.9 NEGATIVE COVENANTS OF THE COMPANY. Without the Partnership's prior written consent (which consent, in the case of Sections 7.9.10 through 7.9.16, shall not be unreasonably withheld or delayed), and except as expressly contemplated by this Agreement, the Company shall not:

                  7.9.1 declare or make any payment or distribution with respect to the Senior Debt (other than the promissory notes of Bancorp held by the Bank), the Debentures or the capital stock of Bancorp, whether by way of payment of interest or principal, redemption, dividend or otherwise;

                  7.9.2 create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them, or grant or otherwise issue any options, warrants or other rights with respect thereto, or split up, combine or reclassify any of its outstanding stock;

                  7.9.3 create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or any of its properties is bound, excepting only contracts, agreements and leases under which the aggregate annual payments by either party do not exceed $5,000;

                  7.9.4 acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or otherwise acquire by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, provided, however, that in the case of any purchase at a foreclosure sale conducted by the Bank in the ordinary course of business, the Partnership shall not unreasonably withhold or delay its content;

                  7.9.5    enter into any new line of business;

                  7.9.6 change its methods of accounting in effect at December 31, 1994, except as required by changes in GAAP or RAP as concurred with by the Company's independent auditors;

                  7.9.7 file any application to relocate or terminate the operations of any of its banking offices;

                  7.9.8 commit any act or omission which constitutes a Violation of any Regulatory Agreement or any material contract or license to which the Company is a party or by which it or any of its properties is bound;

                  7.9.9 make any equity investment in any real estate or real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                  7.9.10 make any single capital expenditure exceeding $5,000 or any capital expenditures exceeding $50,000 in the aggregate;

                  7.9.11 sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (a) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice, and
(b) sales of assets having a gross book value not in excess of $5,000 individually or $25,000 in the aggregate;

                  7.9.12 enter into any agreement with any labor union or association representing any employee, or increase any wage or salary or pay any bonus other than customary annual (or less frequent) increases in the wages or salaries of non-officer employees consistent with past practice, which on an annualized basis does not increase the salary or wage of any employee by more than 4% and which in the aggregate do not increase personnel costs for all non-officer employees by more than 2% over the levels in effect as of March 31, 1995, or increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

                  7.9.13 make, amend or compromise any loan or advance (whether in cash or other property) to any officer, to any director, or to any holder of record or beneficial owner of more than 1% of the Common Stock, except advances made (a) to employees in the usual, regular and ordinary course of business consistent with the past practice or (b) after reasonable notice to the Partnership, pursuant to a legally binding loan commitment made prior to the date of this Agreement;

                  7.9.14 make, amend or renew, or enter into any commitment to make, amend or renew, any loan having a principal balance (inclusive of accrued and unpaid interest) in excess of $50,000, except that if the Partnership does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within five Business Days of the Partnership's receipt of the Company's request for consent, then the Partnership shall be deemed to have granted its consent;

                  7.9.15 except in the usual, regular and ordinary course of business consistent with the past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than short-term indebtedness incurred to refinance short-term indebtedness), it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements, provided that in each case the maturity of such indebtedness does not exceed 12 months;

                  7.9.16 restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

                  7.9.17 enter into any agreement or commitment to do any of the foregoing.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The obligations of the Partnership and Bancorp to consummate the Transactions are subject to the satisfaction of each of the following conditions:

                  8.1.1 REGULATORY APPROVALS. All necessary Governmental Approvals shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of the Partnership, would so materially adversely affect the economic or business benefits to the Partnership of the purchase of the Shares, so as to render inadvisable the consummation of the Transactions; provided, however, that the Partnership shall not be excused from its obligation to consummate the Transactions by a failure to obtain a necessary Governmental Approval that relates solely to an intended Purchaser other than the Partnership or an intended officer or director other than Robert P. Keller.

                  8.1.2 NO PENDING OR THREATENED CLAIMS. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity that presents a substantial risk of the restraint or prohibition of the Transactions or the obtaining of material damages from the Company, the Partnership, any Purchaser, or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

         8.2 CONDITIONS TO THE OBLIGATIONS OF THE PARTNERSHIP. The obligation of the Partnership to purchase the Shares and otherwise to consummate the Transactions are subject to the satisfaction of, or the Partnership's written waiver of, each of the following conditions:

                  8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. Each of Bancorp's and the Bank's representations and warranties contained in this Agreement were true and correct as of the dates when made and shall be true and correct as of the Closing as though made on and as of the Closing, except for representations and warranties which speak as of an earlier specified date, which need only be true and correct as of such date. The Company shall have performed, satisfied and complied with, in all material respects, each of the agreements and covenants contained in Articles III and VII and elsewhere in this Agreement.

                  8.2.2 TERMINATION OF REGULATORY AGREEMENTS. Each Regulatory Agreement Termination shall remain unmodified and in full force and effect as of the Closing and the Partnership shall have no reasonable basis to believe that any Bank Regulator that has issued or is a party to any such Regulatory Agreement Termination shall then be contemplating any modification or recision of such Regulatory Agreement Termination.

                  8.2.3 CANCELLATION OF DEBENTURES. Debentures having an aggregate face amount (excluding interest) of not less than $670,725 either shall have been cancelled without payment by the Company and without future payment being required to be made by the Company or any Purchaser or shall have been transferred to the Partnership pursuant to the Debenture Option Agreement.

                  8.2.4 SECURITIES OUTSTANDING. All stock options outstanding under the Stock Option Plan shall have been cancelled without exercise and, excepting only Debentures having an aggregate face amount of not more than $548,775 (excluding interest), there shall be no other option, warrant, call, right or agreement outstanding that obligates Bancorp or the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any share of capital stock or other securities of Bancorp or the Bank, or that obligates Bancorp or the Bank to grant, extend or enter into any such option, warrant, call, right or agreement.

                  8.2.5 APPROVAL BY BANCORP'S SHAREHOLDERS. Each facet of, or matter prerequisite to or otherwise relating to, the Transactions that, pursuant to Law or Bancorp's corporate charter or By-laws, must be approved by Bancorp's shareholders, shall have been approved by the affirmative vote of a majority of all shares of Common Stock held by Persons not named on Exhibit M. To the extent that any aspect of Transactions may have given rise to dissenters' rights of appraisal, the aggregate number of shares of Common Stock owned by Persons who have perfected and not abandoned dissenters' rights of appraisal shall not constitute more than more than 2.5% of all shares of Common Stock outstanding immediately prior to the Closing.

                  8.2.6 REDUCTION OF OUTSTANDING SHARES; CHANGE OF DOMICILE. Bancorp shall have completed the actions described in Section 3.1 to the reasonable satisfaction of the Partnership.

                  8.2.7 SECURITIES LAW COMPLIANCE. Any necessary securities law filings shall have been made.

                  8.2.8 THIRD PARTY CONSENTS. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 8.1.1) whose consent, approval or waiver shall be required in order to permit the consummation of the Transactions or the preservation of the contractual rights of the Company or with respect to its business shall have been obtained except where the failure to obtain such consent, approval or waiver would not materially adversely affect the economic or business benefits of the Transactions to the Partnership so as to render inadvisable the consummation of the Transactions.

                  8.2.9 PRE-AGREEMENT DELIVERIES UNALTERED. The opinion rendered by Danielson Associates Inc. specified in Section 5.24. as of or prior to the date of this Agreement shall not have been retracted and shall remain unmodified.

                  8.2.10 TERMINATION OF EMPLOYMENT AGREEMENT. Excepting only the Severance Agreement, all agreements between either Bancorp or the Bank and Paul
E. Schedler relating to employment, salary continuation, severance and similar matters shall have been terminated as of or prior to the Closing without the requirement of any payment thereunder (or under any agreement providing for the termination of such agreements) by the Company after the Closing.

                  8.2.11 RECEIPT OF LEGAL OPINION. The Partnership shall have received a legal opinion from Manatt, Phelps and Phillips, counsel for the Company, addressed to the Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Partnership, opining to the matters set forth on Exhibit N, subject to customary assumptions and qualifications.

                  8.2.12 RECEIPT OF AUDITORS' LETTER. The Partnership shall have received a letter from Deloitte & Touche LLP (or such firm as the Partnership may request), addressed to the Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to the Partnership and customary in transactions such as the Transactions, indicating that such firm has reviewed the books, records and internal accounting statements and accounting procedures of the Company as of a date not more than five business days prior to the Closing and has performed certain procedures customary in transactions such as the Transactions as were identified by the Partnership, and based upon that review and such firm's knowledge of the internal controls of the Company it has found no material weakness in the Company's internal control procedures.

                  8.2.13 REGISTRATION RIGHTS AGREEMENT. Bancorp shall have executed a Registration Rights Agreement in the form attached as Exhibit O, providing for the future registration of the Shares on the terms provided therein.

                  8.2.14 CERTIFICATES AND DOCUMENTS. Bancorp shall have delivered to the Partnership (on its own behalf and as agent for the other Purchasers) (a) certificates representing all of the Shares and (b) each of the Company Closing Documents.

                  8.2.15 DOCUMENTS AND INSTRUMENTS IN SATISFACTORY FORM. All corporate and other proceedings in connection with the Transactions and all documents and instruments incident to such Transactions shall be reasonably satisfactory in substance and form to the Partnership and its counsel, and the Partnership and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  8.2.16 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise) prospects, operations, liquidity, income or condition (financial or otherwise) of Bancorp or the Bank shall have occurred since December 31, 1994 other than those identified on Schedule 5.13 and other than as a result of changes in banking laws or regulations of general applicability or interpretation thereof.

         8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of Bancorp to issue and sell the Shares and otherwise to consummate the Transactions are subject to the satisfaction of, or Bancorp's written waiver of, each of the following conditions:

                  8.3.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH COVENANTS. Each of the Partnership's representations and warranties contained in this Agreement were true and correct as of the dates when made and shall be true and correct as of the Closing as though made on and as of the Closing, except for representations and warranties which speak as of an earlier specified date, which need only be true and correct as of such date. The Partnership shall have performed, satisfied and complied with, in all material respects, each of the agreements and covenants contained in Article VII and elsewhere in this Agreement.

                  8.3.2 APPROVAL BY BANCORP'S SHAREHOLDERS. The Merger shall have been approved by the affirmative vote of a majority of all shares of Common Stock entitled to vote thereon.

                  8.3.3 RECEIPT OF LEGAL OPINION. The Company shall have received a legal opinion from Nutter, McClennen & Fish, counsel for the Partnership, addressed to Bancorp and the Bank and dated the Closing Date, in form and substance reasonably satisfactory to the Company, opining to the matters set forth on Exhibit P, subject to customary assumptions and qualifications.

                  8.3.4 RECEIPT OF PURCHASE PRICE AND CERTIFICATE. Bancorp shall have received (a) the Purchase Price and (b) the Partnership Closing Certificate.

                                   ARTICLE IX
                                   THE CLOSING

         9.1 DATE, TIME AND PLACE OF CLOSING. The Closing Date shall be that date (or the next subsequent Tuesday, Wednesday or Thursday that is a Business
Day) that is five Business Days following the receipt of the final Governmental Approval and the expiration of any waiting period imposed by any Governmental Entity, or such other date as the parties may agree. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VIII, the Closing of the Transactions shall take place at the offices of Manatt, Phelps & Phillips in Los Angeles, California, at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         9.2 DELIVERY OF SHARES AND PURCHASE PRICE. At the Closing, Bancorp shall deliver to the Partnership certificates evidencing all of the Shares, registered respectively in the names of the Partnership and the other Purchasers in accordance with a schedule of Purchasers to be delivered by the Partnership to Bancorp not less than three Business Days prior to the Closing Date. At the Closing, the Partnership shall pay the Purchase Price to Bancorp by wire transfer of immediately available funds to an account or accounts designated by Bancorp in writing prior to the Closing Date.

         9.3 COMPANY CLOSING DOCUMENTS. At or prior to the Closing, the Company shall deliver to the Partnership each of the following (collectively, the "Company Closing Documents"):

                  9.3.1 A copy of the Articles of Incorporation of Bancorp-CA, as amended and in effect immediately prior to the Merger, certified by the California Secretary of State as of the most recent practicable date;

                  9.3.2 A copy of the Certificate of Incorporation of Bancorp-DE, as amended and in effect as of the Closing, certified by the Delaware Secretary of State as of the most recent practicable date;

                  9.3.3 A copy of the Certificate of Merger certified by the Delaware Secretary of State, together with a copy of the Agreement and Plan of Merger as executed by Bancorp-CA and Bancorp-DE;

                  9.3.4 Copies of all documents required to be filed with the California Secretary of State to effectuate the Merger, certified by the California Secretary of State;

                  9.3.5 A certificate, as of the most recent practicable date (prior to the Merger), as to the legal existence of Bancorp-CA issued by the California Secretary of State;

                  9.3.6 A certificate, as of the most recent practicable date, as to the legal existence of Bancorp-DE issued by the Delaware Secretary of State;

                  9.3.7 A copy of the By-Laws of Bancorp-DE, certified by its Secretary as of the Closing Date;

                  9.3.8 A copy of the Articles of Association of the Bank, as amended and in effect as of the Closing Date, certified by the OCC;

                  9.3.9 A certificate, as of the most recent practicable date, as to the legal existence of the Bank and its authority to conduct banking business issued by the OCC;

                  9.3.10 A copy of the By-Laws of the Bank, certified by its Secretary as of the Closing Date;

                  9.3.11 Certificates, executed by the President and Chief Financial Officer of Bancorp and by the President and Controller of the Bank, in each case dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 8.1 (with regard to the Company only) and
Section 8.2 and certifying that each representation or warranty contained in
Article V that is made as of the Closing is true and correct.

                  9.3.12 Resolutions of the Boards of Directors of Bancorp and the Bank, (i) authorizing and approving all matters applicable to Bancorp and the Bank, respectively, in connection with this Agreement and the Transactions, certified as of the Closing Date by, respectively, the Secretary of Bancorp and the Secretary of the Bank, and (ii) electing Robert P. Keller as President and Chief Executive Officer of each of Bancorp and the Bank effective immediately following the Closing, subject in each case to any necessary approval of a Bank Regulator if such approval has not been received prior thereto;

                  9.3.13 Resignations, effective as of immediately following the Closing, of each of member of the Board of Directors of Bancorp, and of the President, Chief Financial Officer and Secretary of each of Bancorp and the Bank.

         9.4 PARTNERSHIP CLOSING CERTIFICATE. At or prior to the Closing, the Partnership shall deliver to Bancorp a certificate, executed by the President of the general partner of the Partnership, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 (with regard to the Partnership only) and Section 8.3 and certifying that each representation or warranty contained in Article VI that is made as of the Closing is true and correct (the "Partnership Closing Certificate").

                                    ARTICLE X
                                   TERMINATION

         10.1 MEANS OF TERMINATION. This Agreement may be terminated, and the Transactions abandoned, prior to the Closing as follows:

                  10.1.1 BY MUTUAL AGREEMENT. By Bancorp and the Partnership by mutual written consent at any time;

                  10.1.2 REGULATORY IMPEDIMENT. By the Partnership or Bancorp at any time prior to the Closing if (a) a Bank Regulator shall have made a final determination denying an application of either party the granting of which is essential to the consummation of the Transactions, or (b) the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction.

                  10.1.3   BY THE PARTNERSHIP.  By the Partnership:

                  (a) if Bancorp or the Bank has breached any representation, warranty, covenant or agreement of either of them contained in this Agreement (other than those contained in Section 4.3 or Section 4.4) in any material respect, then the Agreement shall be terminated 10 Business Days after the notice from the Partnership identifying such breach if such breach has not been cured prior to the expiration of such period; provided, however, that for purposes only of this subsection 10.1.3(a) such breaches shall exclude breaches of the covenant requiring the Board of Directors to give (and not withdraw) its Recommendation of Approval;

                  (b) if the Board of Directors fails to give its Recommendation of Approval to Bancorp's shareholders, or withdraws its Recommendation of Approval prior to the affirmative vote of Bancorp's shareholders;

                  (c) if Bancorp's shareholders have not approved the Merger on or before the date that is 90 days following the date of this Agreement;

                  (d) if, in the judgment of the Partnership reasonably and objectively exercised, it shall become certain that a condition set forth in Section 8.1 or Section 8.2 shall not be fulfilled on or before December 29, 1995; or

                  (e) at any time after 12:00 noon (Pacific time) on December 29, 1995, if the Closing shall not have occurred prior to such date and time, unless such failure results primarily from the Partnership itself breaching any representation, warranty, covenant or agreement of the Partnership contained in this Agreement.

                  10.1.4   BY BANCORP.  By Bancorp:

                  (a) if the Partnership has breached any representation, warranty, covenant or agreement of the Partnership contained in this Agreement in any material respect, in which event the Agreement shall be terminated 10 Business Days after the notice from Bancorp identifying such breach if such breach has not been cured prior to the expiration of such period;

                  (b) if Bancorp receives a Qualifying Strategic Transaction Proposal, in which event the Agreement shall be terminated upon the later of (i) notice from Bancorp to the Partnership and (ii) payment of the Partnership's Expenses pursuant to Section 11.3 and the Termination Fee pursuant to Section 11.4;

                  (c) if Bancorp has held a meeting of its shareholders at which it has sought the approval of the Merger and the Board of Directors has given (and not withdrawn) its

         Recommendation of Approval, but Bancorp's shareholders have failed to approve the Merger at such meeting, in which event the Agreement shall be terminated upon the later of (i) notice from Bancorp to the Partnership and (ii) payment of the Partnership's Expenses pursuant to
         Section 11.3 and the Termination Fee pursuant to Section 11.4(b), in each case only to the extent required pursuant to those Sections;

                  (d) if, in the judgment of Bancorp reasonably and objectively exercised, it shall become certain that the condition set forth in
         Section 8.1.1 shall not be fulfilled on or before December 29, 1995; or

                  (e) after 12:00 noon (Pacific time) on December 29, 1995, if the Closing shall not have occurred prior to such date and time, unless the failure results primarily from Bancorp or the Bank itself breaching any representation, warranty, covenant or agreement of such party contained in this Agreement.

         10.2 EFFECT OF TERMINATION. In the event this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions of this Section 10.2 and Article XI shall remain in full force and effect.

                                   ARTICLE XI
                     ALLOCATION OF EXPENSES; TERMINATION FEE

         11.1 EXPENSES - GENERAL. Except as expressly provided in this Article XI, the Purchasers and the Company each shall be responsible for its own Expenses.

         11.2 RESPONSIBILITY FOR CERTAIN LEGAL MATTERS. The Partnership's counsel shall take primary responsibility for (a) preparing the disclosures in the Company's securities filings (if any) and proxy solicitations relating to the description of the terms of the Definitive Agreement, and (b) the preparation of the Certificate of Incorporation and By-Laws of the Bancorp-DE, the Agreement and Plan of Merger and Certificate of Merger by which the Merger will be effected, and the filing of such Certificate of Incorporation and Certificate of Merger, each in connection with the Merger.

         11.3 PAYMENT OF EXPENSES UPON TERMINATION. If this Agreement is terminated by the Partnership pursuant to subsection 10.1.3(a), subsection 10.1.3(b), subsection 10.1.3(c) or subsection 10.1.3(d), or is terminated by Bancorp pursuant to subsection 10.1.4(b) or subsection 10.1.4(c), Bancorp and the Bank jointly and severally agree to pay to the Partnership all of the Partnership's Expenses; provided, however, that Bancorp's and the Bank's liability for such Expenses shall not exceed $125,000 if such termination is effected pursuant to subsection 10.1.3(c), subsection 10.1.3(d) or subsection 10.1.4(c). The Partnership shall reasonably categorize its expenses in any request for the payment thereof.

         11.4 TERMINATION FEE. Bancorp and the Bank jointly and severally agree to pay to the Partnership a Termination Fee in the amount of $225,000 (the "Termination Fee") in the event that (a) this Agreement is terminated (i) by the Partnership pursuant to subsection 10.1.3(a) or subsection 10.1.3(b), or (ii) by Bancorp pursuant to subsection 10.1.4(b), or (b) (i) the Company receives a Strategic Transaction Proposal on or after the date hereof and prior to the termination of this Agreement, (ii) the shareholders of Bancorp fail to approve the Merger, and (iii) the Company consummates a Strategic Transaction pursuant to a definitive agreement entered into within one year following the termination of this Agreement; provided, however, this Section 11.4 shall not apply to a termination by the Partnership principally on the basis of a breach of (or an inability of the Company to make) any representation or warranty made (or to be made) by the Company as of the Closing pursuant to Article V if the same representation or warranty was also made as the date of this Agreement and was correct as of such earlier date, unless the inability of the Company to make such representation or warranty as of Closing is caused by an affirmative act of the Company or a failure by the Company to perform an affirmative act.

         11.5 EXCLUSIVITY OF REMEDIES. Unless the failure of the condition or other event giving rise to the termination shall have been primarily as a result of a breach of a covenant or representation of the Company hereunder, the Partnership's recovery of its Expenses pursuant to Section 11.3 and, if applicable, its receipt of the Termination Fee pursuant to Section 11.4, shall collectively be an exclusive remedy in the case of (a) a termination of this Agreement (i) primarily as a result of a breach of the representations and warranties contained in Section 5.9.2 (relating to Regulatory Agreement Terminations), (ii) pursuant to subsection 10.1.3(b) but only if the Company has received a Qualifying Strategic Transaction Proposal, (iii) pursuant to subsection 10.1.3(c), (iv) pursuant to subsection 10.1.4(b), or (v) pursuant to subsection 10.1.4(c), or (b) a Termination Fee paid under the circumstances described in clause (b) of Section 11.4. Except as set forth in the preceding sentence, the Partnership's recovery of its Expenses and/or its receipt and acceptance of the Termination Fee shall not be an exclusive remedy, and shall be without prejudice to the Partnership's right to recover damages for any breach of any term of this Agreement.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 PUBLICITY. Promptly following the execution and delivery of this Agreement, the Company and the Partnership shall issue a joint press release in the form of Exhibit Q hereto. The Company and the Partnership shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Transactions without the consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that the Company determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of, or reference to, this Agreement, the Transactions or the Partnership is required by law, the Company shall first notify the Partnership of the potential disclosure, afford the Partnership a reasonable opportunity to review and comment on the proposed disclosure, and obtain the Partnership's approval of such disclosure, which approval shall not be withheld or delayed in any manner that is unreasonable under the circumstances.

         12.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective parties as follows:

         If to the Partnership or the other Purchasers, to it or them at:

         Dartmouth Capital Group, L.P.
         c/o Robert P. Keller
         129 Shore Road
         Gilford, NH  03246
         with a copy by facsimile to:

         Nutter, McClennen & Fish
         One International Place
         Boston, Massachusetts  02110-2699
         Attention:  Michael K. Krebs, Esquire
                     Hugh A. O'Reilly, Esquire
         fax:  (617) 973-9748

         If to Bancorp or the Bank, to it or them at:

         SDN Bancorp
         135 Saxony Road
         Encinitas, California  92024-0905
         Attention: Paul E. Schedler, President & CEO
         fax:     (619) 436-2882

         with a copy by facsimile to:

         Manatt, Phelps & Phillips
         11355 West Olympic Boulevard
         Trident Center, East Tower
         Los Angeles, California 90064
         Attention: Barbara S. Polsky, Esquire
         fax:     (310) 312-4345

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         12.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect to the subject matter hereof.

         12.4 BENEFITS; BINDING EFFEC; ASSIGNMENT AND DESIGNATION. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and, where applicable, assigns. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party; provided, however, that before the Closing is effected, the Partnership may designate one or more other persons (not inconsistent with the representations contained in Section 6.5) in whose name(s) a portion of the Shares are to be issued and registered. The Shares to be issued and registered in the names of Purchasers other than the Partnership shall not exceed in the aggregate 60% of the Shares and no Purchaser other than the Partnership shall have the right to receive more than 20% of the Shares. Notwithstanding any assignment or delegation of any party's rights, interests or obligations hereunder, and notwithstanding any designation of other Purchasers by the Partnership, (a) each party shall remain responsible for the performance of all of its obligations hereunder, and (b) unless such Purchaser is the assignee of all of the Partnership's rights, interests and obligations hereunder (such assignment having been made with the prior written consent of the Company), no Purchaser other than the Partnership shall have any rights against the Company under this Agreement unless and until shares of Common Stock are issued in the name of such Person pursuant to Second 9.2 and the second sentence of this Section 12.4.

         12.5 WAIVER AND AMENDMENT. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided. No waiver shall be effective unless it shall be in writing and shall be signed by the party to be charged thereby. This Agreement, including the Exhibits hereto, may be amended only by a writing signed by Bancorp, the Bank and the Partnership.

         12.6 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person any rights or remedies under or by reason of this Agreement other than the parties hereto and their respective successors, permitted assigns and, upon and after the issuance of Shares in the names of other Purchasers, the Partnership's designees.

         12.7 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, such provision shall be modified to the minimum extent necessary to render such provision enforceable.

         12.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

         12.9 REMEDIES CUMULATIVE. Except as provided in Section 11.5, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

         12.10 APPLICABLE LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

         12.11 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

[The rest of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                     DARTMOUTH CAPITAL GROUP, L.P.

                                     By:      DARTMOUTH CAPITAL GROUP, INC.
                                              Its General Partner


                                              By: /s/ Robert P. Keller
                                                 ------------------------------
                                                 Robert P. Keller, President

                                     SDN BANCORP


                                              By: /s/ J. Peter Fitzpatrick
                                                 ------------------------------
                                                 J. Peter Fitzpatrick, Chairman

                                              By: /s/ Paul E. Schedler
                                                 ------------------------------
                                                 Paul E. Schedler, President &
                                                 Chief Executive Officer


                                              SAN DIEGUITO NATIONAL BANK

                                              By: /s/ Paul E. Schedler
                                                 ------------------------------
                                                 Paul E. Schedler, President &
                                                 Chief Executive Officer




                                       51